October 31, 1997

Roller Bearing Company of America, Inc.
Industrial Tectonics Bearings Corporation
RBC Linear Precision Products, Inc.
RBC Nice Bearings, Inc.
Bremen Bearings, Inc.
60 Round Hill Road
Fairfield, Connecticut 06340

Gentlemen:

     We have acted as your special counsel in connection with the proposed offering and issuance of $110 million of 9-5/8% Senior Subordinated Notes Due 2007, Series B (the "Exchange Notes") of Roller Bearing Company of America, Inc. (the "Company"), together with the guarantees thereof (the "Subsidiary Guarantees" and collectively with the Exchange Notes, the "Securities") by each of Industrial Tectonics Bearings Corporation. RBC Linear Precision Products, Inc., RBC Nice Bearings, Inc. and Bremen Bearings, Inc. (collectively, the "Subsidiary Guarantors") in exchange for a like amount of 9-5/8% Senior Subordinated Notes Due 2007 (the "Outstanding Notes") of the Company, as contemplated by the Prospectus (the "Prospectus") included as part of the Registration Statement on Form S-4 (the "Registration Statement") with respect to the Securities, which is being filed herewith with the Securities and Exchange Commission under the Securities Act of 1993, as amended (the "Securities Act").

     For the purposes of this opinion, we have examined the Registration Statement and the Prospectus contained therein, and have also examined and relied upon the representations and warranties as to factual matters contained in such documents and upon originals or copies of such corporate records and other documents and have reviewed such
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October 31, 1997
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questions of law as we considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

     Members of this firm are admitted to the Bar of the State of New York and we express no opinon as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law, the General Corporation Law of the State of Delaware and the laws of the State of New York.

     Based on such examination and review, we are of the opinion that:

     1. The Exchange Notes have been duly authorized by the Company and the Subsidiary Guarantees have been duly authorized by the Subsidiary Guarantors; and

     2. When (i) authenticated (in the case of the Exchange Notes) by the trustee therefor (the "Trustee") in accordance with the provisions of the Indenture (as defined in the Registration Statement, (ii) duly executed by the Company and the Subsidiary Guarantors respectively and
          (iii) issued and delivered in exchange for Outstanding Notes in accordance with the terms of the Exchange Offer (as defined in the Registration Statement), (a) the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) the Subsidiary Guarantees will constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors respectively in accordance with their terms, subject in each case to the following qualifications:

          A. enforcement may be limited by applicable bankruptcy, insolvency, reoganization, fraudulent conveyance, moratorium or other similar laws now or hereafter axisting affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and
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October 31, 1997
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          B.   we express no opinion to the enforceability of any rights to contribution or indemnification provided for in the Securities which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

     To the extent that the obligations of the Company of the Subsidiary Guarantors under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion the (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture, (ii) the Indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Trustee, (iii) the Trustee is in compliance, generally and with respect to acting as Trustee, under the Indenture, with all applicable laws and regulations and (iv) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/ McDermott, Will & Emery